Exhibit 99.1

AT THE COMPANY: Martin Spanski, Investor Relations (713) 623-0790

Cornell Companies Reports Second-Quarter 2008 Results

Increases Guidance for 2008 Second Half

Houston, TX (August 8, 2008) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and six months ended June 30, 2008.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “The progress we made on executing our business plan resulted in strong operating performance for our second quarter, which enabled us to raise and then exceed our updated guidance for the period. We continued the expansions at the Great Plains Correctional Facility (Great Plains) and the additional expansion at D. Ray James Prison. We remain confident we can deliver our outlook for 2008, we can succeed in this strong demand environment, and we can accelerate our growth into 2009.”

The Company also announced that it finalized arrangements for the construction of a 1,250-bed male facility in Hudson, Colorado, which will be built and owned by a third party and be located on land the Company is expected to sell to the third party. The Company has signed a new implementation agreement with the Colorado Department of Corrections relating to the development of the site and expects to begin receiving inmates in the fourth quarter of 2009.

Second-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Six Months Ended
As Reported	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Revenue from operations	$94,646	$91,494	$190,038	$181,138
Income from operations	14,914	12,047	29,404	19,880
Net income	5,345	3,446	9,979	4,109
EPS — diluted	$0.36	$0.24	$0.68	$0.29
Diluted shares outstanding used in per share computation	14,655	14,465	14,711	14,382

Higher Net Income on Increased Revenues

Revenues grew 3.4 percent to $94.6 million for the second quarter from $91.5 million in the 2007 period.  Much of the increase came from expanding the Big Spring Correctional Center and the D. Ray James Prison, in November 2007 and February 2008, respectively.  Strength at core programs, including the Cornell Abraxas Academy and the Southern Peaks Regional Treatment Center, and the facility reactivation and subsequent ramp during the 2007 fourth quarter at Great Plains also added to revenue.  These increases were partially offset by lower revenue due to two events in July 2007; the exit from our management contract at the Donald W. Wyatt Detention Center, and the previously announced withdrawal of detainees by the Bureau of Immigration and Customs Enforcement from the Regional Correctional Center (RCC) in July 2007.  Average contract occupancy levels were 93.0 percent for our residential facilities compared with 102.9 percent in last year’s second quarter.  The spare capacity at the RCC and the Cornell Abraxas I juvenile facility primarily accounted for this decrease in overall occupancy.

Income from operations of $14.9 million for the second quarter improved from $12.0 million in the 2007 quarter.  The increase was related in part to the higher revenues mentioned above.  For the second quarter net income was $5.3 million, or $0.36 per diluted share, compared with net income of $3.4 million, or $0.24 per diluted share, in last year’s second quarter.  The Company capitalized interest of $0.8 million (or $0.03 per diluted share, after taxes) in 2008, compared with capitalized interest of $0.2 million

(or $0.01 per diluted share, after taxes) in the 2007 quarter.  Net income in 2007 included approximately $0.5 million in pre-tax costs (or $0.02 per diluted share, after taxes) associated with the merger agreement with Veritas Capital that terminated during the second quarter.

Increased Revenues, Net Income for the Six-Months

For the first half ended June 30, 2008, revenues grew 4.9 percent to $190.0 million from $181.1 million in 2007.  The increase was principally related to the facility expansions and activations at those programs mentioned earlier.  In addition, the 2008 period included approximately $1.5 million associated with the contract-based true-up calculation at the Regional Correctional Center (RCC) for the contract period ended March 2008.

Income from operations was $29.4 million for this year’s six month period compared with $19.9 million in the prior year.  The increase was related in part to the higher revenues.  Net income was $10.0 million, or $0.68 per diluted share, compared with net income of $4.1 million, or $0.29 per diluted share, in the previous year’s first six months.  2008 results reflect capitalized interest of $1.3 million (or $0.05 per diluted share, after taxes) as compared with $0.2 million (or $0.01 per diluted share, after taxes) in last year’s period and revenues of approximately $1.5 million from the true-up calculation mentioned earlier.  The 2007 period included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with the terminated Veritas merger and related shareholder litigation.

Earnings Outlook for Third and Fourth Quarters and Full Year 2008

Management expects 2008 earnings per share for the third quarter to range from $0.29 to $0.33 per share, and for the fourth-quarter to be between $0.37 to $0.41 per share.  For the full year, management now anticipates earnings of $1.34 to $1.42 per share, as compared to most recent guidance of $1.26 to $1.33 per share.

The guidance also assumes estimated net activation costs of approximately $0.9 million for the expansion activations at Great Plains and Walnut Grove Youth Correctional Facility during the third quarter and the subsequent population ramp through the fourth quarter.

This guidance reflects an annual effective tax rate of approximately 43.0 percent.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  An audio replay and podcast will be available on the above Website, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11117812.  The replay will be available through Friday, August 15, 2008 by phone and through Friday, September 12, 2008 on the Web site.  This earnings release can be found on Cornell’s Website under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2008, ability to succeed, growth plan for 2009, new facility in Hudson, Colorado, future earnings, facility expansions including those at D. Ray James Prison, Walnut Grove Youth Correctional Facility and Great Plains, results of operations, effective tax rate and future growth, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by governmental agencies and other third parties, and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  The company currently has 71 facilities in 15 states and the District of Columbia and a total service capacity of 18,550.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$94,646	$91,494	$190,038	$181,138
Operating expenses	68,280	68,360	138,491	137,973
Depreciation and amortization	4,220	3,912	8,377	7,753
General and administrative expenses	7,232	7,175	13,766	15,532
Income from operations	14,914	12,047	29,404	19,880
Interest expense, net	5,567	5,918	11,862	12,552
Income before provision for income taxes	9,347	6,129	17,542	7,328
Provision for income taxes	4,002	2,683	7,563	3,219
Net income	$5,345	$3,446	$9,979	$4,109

Earnings per share:
— Basic	$0.37	$0.24	$0.70	$0.29
— Diluted	$0.36	$0.24	$0.68	$0.29

Number of shares used in per share computation:
— Basic	14,278	14,124	14,285	14,067
— Diluted	14,655	14,465	14,711	14,382

Total service capacity (end of period)	18,900	18,632	18,900	18,632
Contracted beds in operation (end of period)	15,298	13,331	15,298	13,331
Average contract occupancy (A)	93.0%	102.9%	94.3%	101.7%

(A)      Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. In addition, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:

(in thousands)	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$1,021	$3,028
Investment securities	—	250
Working capital	35,444	47,757
Property and equipment, net	424,637	383,952
Total assets	602,787	562,287
Long-term debt	292,884	275,298
Total debt	304,296	286,709
Stockholders’ equity	212,711	200,449

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Six Months Ended June 30, 2008 and 2007

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
		%		%		%		%
Contracted beds in operation (A):
Adult Secure Services	11,200	74%	9,192	69%	11,200	74%	9,192	69%
Adult Community-based Services	2,661	17%	2,773	21%	2,661	17%	2,773	21%
Abraxas Youth & Family Services	1,437	9%	1,366	10%	1,437	9%	1,366	10%
Total	15,298	100%	13,331	100%	15,298	100%	13,331	100%

Number of billed mandays:
Adult Secure Services	941,827	63%	863,073	59%	1,839,952	62%	1,708,786	59%
Adult Community-based Services:
Residential	253,914	17%	258,990	18%	510,669	17%	506,147	18%
Non-residential (B)	59,337	4%	64,987	4%	119,300	4%	127,200	4%
Abraxas Youth & Family Services:
Residential	107,096	7%	118,301	8%	218,965	8%	235,147	8%
Non-residential (B)	131,522	9%	157,618	11%	268,053	9%	310,851	11%
Total	1,493,696	100%	1,462,969	100%	2,956,939	100%	2,888,131	100%

Revenues (in 000’s):
Adult Secure Services	$50,305	53%	$47,775	52%	$100,204	53%	$94,284	52%
Adult Community-based Services:
Residential	16,706	18%	16,069	18%	33,641	18%	31,420	17%
Non-residential	749	1%	883	1%	1,534	1%	1,869	1%
Abraxas Youth & Family Services:
Residential	20,398	21%	19,756	21%	41,309	21%	39,795	22%
Non-residential	6,488	7%	7,011	8%	13,350	7%	13,770	8%
Total	$94,646	100%	$91,494	100%	$190,038	100%	$181,138	100%

Average revenue per diem:
Adult Secure Services	$53.41		$55.35		$54.46		$55.18
Adult Community-based Services:
Residential	$65.80		$62.04		$65.88		$62.08
Non-residential (B)	$12.62		$13.59		$12.86		$14.69
Abraxas Youth & Family Services:
Residential	$190.46		$167.00		$188.66		$169.23
Non-residential (B)	$49.33		$44.48		$49.80		$44.30
Total	$63.36		$62.54		$64.27		$62.72

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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